Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR FOURTH QUARTER OF 2011
AND 2011 PROVED RESERVES; PROVIDES OPERATIONAL UPDATE

•	Record quarterly average daily production of 557.9 MMCFE/d (93.0 MBOE/d); exceeds guidance of 479 - 509 MMCFE/d

•	GAAP net loss of $(120.7) million, or $(1.89) per diluted share; adjusted net income of $40.9 million, or $0.60 per diluted share

•
Record proved reserves of 1,259 BCFE (210 MMBOE) at year-end 2011, up 28% from 2010; proved liquids reserves grow 73% year over year; 310% drilling reserve replacement, excluding revisions for the year.

DENVER, CO February 22, 2012 - SM Energy Company (NYSE: SM) ("SM Energy" or the "Company") today reports financial results for the fourth quarter of 2011 and provides an update on the Company's operating and financial activities. In addition, a new presentation for the fourth quarter earnings and operational update has been posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on February 23, 2012. Information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, "During 2011, SM Energy set many records, including record quarterly production for each of the previous four quarters, record proved reserves at year end of 1.3 TCFE or approximately 210 MMBOE, and nearly $1 billion in property transactions. This past year, we set out with the ambitious goal to grow the Company's production by 50% through economically sound projects. We executed on that plan by leveraging off of the significant ground work set up in the preceding years in our Eagle Ford and Bakken Three Forks programs. Though 2011 was a great year, our management team is always looking to the future. For 2012, we intend to maintain our growth trajectory while generating superior returns. We believe we have the capital program, financial strength, and asset base in liquid rich plays to deliver on that plan."

FOURTH QUARTER 2011 RESULTS

SM Energy posted a net loss for the fourth quarter of 2011 of $(120.7) million, or $(1.89) per diluted share. Adjusted net income for the fourth quarter was $40.9 million, or $0.60 per adjusted diluted share. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated. A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Reconciliation of Net Income (GAAP) To Adjusted Net Income (Non-GAAP):
(in thousands, except per share data)
For the Three Months Ended December 31,
2011

Actual Net Loss (GAAP)	$(120,711)
Adjustments, net of tax:(1)
Change in Net Profits Plan liability	(475)
Unrealized portion of derivative loss	28,380
Loss on divestiture activity	15,666
Impairment of proved properties	106,911
Abandonment and impairment of unproved properties	1,913
DD&A adjustment for Marcellus shale	9,245

Adjusted Net Income (Non-GAAP)	$40,929

Diluted net income (loss) per common share
Actual (GAAP)	$(1.89)
Adjusted (Non-GAAP) (2)	$0.60

Diluted weighted-average common shares outstanding
Actual (GAAP)	64,024
Adjusted (Non-GAAP) (2)	67,653

(1) For the three-month period ended December 31, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3% which approximates the Company's statutory tax rate adjusted for ordinary permanent differences.

(2) Adjusted net income per adjusted diluted share is calculated by assuming the Company had net income in the period and therefore includes potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Units, and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company's net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the fourth quarter of 2011 because the Company had a GAAP net loss for the quarter.

During the fourth quarter of 2011, SM Energy recorded a proved property impairment of $170.5 million. This non-cash charge related to dry gas properties in the Company's ArkLaTex region, including properties targeting the Haynesville and Cotton Valley intervals. The impairment was triggered by lower natural gas prices at the end of the fourth quarter. The Company also took a loss on divestiture activity of $25.0 million in the fourth quarter. This loss relates to the Company's Marcellus shale assets and arises from Endeavour Operating Corporation's ("Endeavour") failure to consummate its agreements with the Company to purchase such assets. Due to Endeavour's failure, accounting guidance requires that these assets be reclassified as held for use at their accounting fair value at the end of the quarter, which resulted in a non-cash charge. Additionally, DD&A expense associated with these assets for the period that they were classified as assets held for sale of approximately $14.7 million is required to be captured in the current period. The Company has initiated litigation in Harris County, Texas against Endeavour, asserting that Endeavour breached its agreements with the Company by failing to close and is seeking specific performance or, in the alternative, damages.

SM Energy's net cash provided by operating activities for the fourth quarter of 2011 was $270.8 million. Operating cash flow was $275.1 million for the same period.

Adjusted net income and operating cash flow are non-GAAP financial measures - please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy's average daily production of 557.9 MMCFE/d (93.0 MBOE/d) for the fourth quarter of 2011 was 13% above the midpoint of the Company's guidance range of 479 to 509 MMCFE/d. The production mix for the quarter was 29% oil, 56% gas, and 15% NGLs. Production growth was driven by strong results in the Company's Eagle Ford shale and Bakken/Three Forks programs. Production grew 21% sequentially in the fourth quarter of 2011 over the preceding quarter and 62% over the fourth quarter of 2010. When taking into account production attributable to divested properties, the Company grew production by 65% from fourth quarter of 2010 to the fourth quarter of 2011.

Total operating revenues and other income for the fourth quarter of 2011 were $379.5 million. The following table displays, by product type, the average realized price received by the Company, as well as the adjusted price received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for Quarter Ended December 31, 2011
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements
Oil ($/Bbl)	$87.52	$80.63
Gas ($/Mcf)	$3.86	$4.36
Natural gas liquids ($/Bbl)	$54.36	$50.37
Equivalent ($/MCFE)	$7.73	$7.58

The table below presents actual production and per MCFE cost metrics for the quarter, along with previously issued fourth quarter guidance for 2011:

Production	Actual	4Q11 Guidance

Average daily production (MMCFE/d)	557.9	479	-	509
Total production (BCFE)	51.3	44.0	-	47.0
Oil production (as % of total)	29%	~30%
Natural gas production (as % of total)	56%	~58%
NGL production (as % of total)	15%	~12%

Costs
LOE ($/MCFE)	$0.85	$0.90	-	$0.96
Transportation ($/MCFE)	$0.60	$0.64	-	$0.67
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.8%	5%

G&A - other cash (per MCFE)	$0.50	$0.48	-	$0.51
G&A - cash related to NPP (per MCFE)	$0.09	$0.11	-	$0.13
G&A - non-cash (per MCFE)	$0.10	$0.12	-	$0.14
Total G&A ($/MCFE)	$0.69	$0.71	-	$0.78

DD&A ($/MCFE)	$3.26	$2.90	-	$3.10
Non-cash interest expense ($MM)	$3.6	$3.4

PROVED RESERVES AND COSTS INCURRED

The table below reconciles the changes in the Company's proved reserves from year-end 2010 to year-end 2011:

(BCFE)
Beginning of year	984.5
Price revisions	(25.3)
Performance revisions (engineering and three-stream conversion)	36.8
Discoveries and extensions	491.3
Infill reserves in an existing proved field	34.7
Purchases of minerals in place	—
Sales of reserves	(93.1)
Production	(169.7)
End of year	1,259.2

Percentage natural gas	53%
Percentage proved undeveloped	33%

SM Energy's estimate of proved reserves as of December 31, 2011, was 1,259.2 BCFE (209.9 MMBOE), which is an increase of 28% from 984.5 BCFE (164.1 MMBOE) at the end of 2010.

These reserves are comprised of 71.7 MMBbl of oil, 664.0 Bcf of natural gas, and 27.5 MMBbl of NGLs, and are 67% proved developed, compared to 70% proved developed at the end of 2010. The percentage of proved liquids reserves increased 73% to 595.2 BCFE (99.2 MMBOE)and reflects the impact of the Company's focus on liquids rich plays and the conversion in 2011 to three-stream production reporting to show volumes consistent with the title transfer for each product. Drilling reserve replacement, excluding revisions was 310% for the year. The before income tax PV-10 value of the Company's estimated proved reserves at December 31, 2011, was $3.5 billion, which was roughly $1.1 billion higher than the prior year. Approximately 80% of SM Energy's estimated proved reserves by value were audited by an independent reserve engineering firm.

Prices used at year-end to calculate the Company's estimate of proved reserves were $96.19 per barrel of oil, $4.12 per MMBTU of natural gas, and $59.37 per barrel of NGL, using the trailing 12-month arithmetic average of the first of month price. These prices are 21% higher and 6% lower than the prices used at the end of 2010 for oil and natural gas, respectively. As the Company did not report its production in three streams during 2010 there is no comparative data for NGL pricing.

In 2011, SM Energy's finding and development costs from drilling, excluding revisions, was $2.85 per MCFE or $17.10 per BOE. Drilling and development reserve replacement, excluding revisions, was 310% in 2011. Finding costs and reserve replacement ratios are non-GAAP financial measures; please refer to the respective definitions in the accompanying Financial Highlights section at the end of this release.

Below is a table detailing the Company's costs incurred in oil and gas producing activities for the year ended December 31, 2011:

Costs incurred in oil and gas producing activities:

For the Year Ended
(in thousands)	December 31, 2011

Development costs	$1,208,255
Facility costs	112,372
Exploration costs	177,465
Acquisitions:
Unproved properties - other	55,237
Total, including asset retirement obligation	$1,553,329

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2011, SM Energy had total long-term debt of $985.1 million. This was comprised of $285.1 million, net of debt discount, related to the Company's 3.50% Senior Convertible Notes, $350.0 million of its 6.625% Senior Notes, and $350.0 million of its 6.50% Senior Notes. As of December 31, 2011, the Company had no borrowings under its long-term secured credit facility and its gross debt-to-book ratio was 40%. When taking into consideration cash on hand at December 31, 2011, of $119.2 million, the Company's net debt-to-book capitalization ratio was 37% as of the end of the year.

OPERATIONAL UPDATE

Revised 2012 Capital and Performance Guidance

SM Energy is presenting updated 2012 capital program guidance in the table below:

2012 Capital Forecast
(in millions)
Allocated Capital
Operated Eagle Ford	$650 - $700
Operated Bakken/Three Forks	$160 - $185
Operated Granite Wash	$60 - $70
Operated Haynesville	$35 - $40
Other Operated	$130 - $150
Outside Operated	$125 - $150
Total Drilling Capital	$1,200 - $1,300

Non Drilling Capital	$200 - $300

Total Capital	$1,400 - $1,500

Note: The Company intends to manage capital expenditures to a range of $1.4 billion to $1.5 billion. Totals above are not intended to sum.

Eagle Ford Shale
The Company had 84 wells drilled and completed in its operated Eagle Ford shale program as of the end of 2011. Of this amount, 44 were drilled and completed during 2011. SM Energy slowed the rate of increase in operated Eagle Ford activity in the second half of 2011 to accommodate continued investment in the non-operated Eagle Ford program until the Acquisition and Development Agreement ("ADA") with Mitsui E&P Texas L.P. (“Mitsui”) was completed.

SM Energy is currently operating five drilling rigs on its operated acreage in South Texas. The Company plans to operate a five to six drilling rig program throughout 2012 and has allocated between $650 million and $700 million to drilling and completion activities. During 2012, the drilling program will include three drilling rigs that are designed for pad drilling.

In the non-operated Eagle Ford program, SM Energy expects substantially all drilling and completion costs will be carried pursuant to the terms of the ADA with Mitsui. The Company will, however, remain responsible for investments in items such as infrastructure net to its proportional ownership.

Bakken / Three Forks
SM Energy is currently operating four drilling rigs in the Williston Basin with a focus on horizontal development of the Bakken and Three Forks formations. The Company has allocated between $160 million to $185 million to drilling and completion activities in its operated Bakken/Three

Forks program. The Company will focus its drilling program in its Raven and Gooseneck prospects and will begin drilling infill locations in its Bear Den prospect.

Granite Wash
SM Energy currently has three operated drilling rigs in its Granite Wash program, which are focused on the shallower, more liquid rich washes. The Company has allocated between $60 million and $70 million for its 2012 operated program in the Granite Wash.

Haynesville Shale
As gas prices deteriorated in recent months, SM Energy has made the decision to scale back its operated program in the Haynesville by removing four of the wells the Company had previously planned to drill in 2012. As a result of the reduced 2012 drilling activity in the Haynesville, SM Energy has reduced the capital allocated for this program to $35 million to $40 million. After the completion of the currently planned drilling, SM Energy will have approximately 80% of its operated Haynesville shale acreage held by production.

Performance Guidance

	1Q12	FY 2012
Production (BCFE)	48.5 - 52.0	220 - 227
Average daily production (MMCFE/d)	533 - 571	601 - 620

LOE ($/MCFE)	$0.90 - $0.96	$0.90 - $0.96
Transportation ($/MCFE)	$0.65 - $0.70	$0.73 - $0.77
Production Taxes (% of pre-hedge O&G revenue)	5.5%	5.5%

G&A - cash NPP ($/MCFE)	$0.08 - $0.10	$0.08 - $0.10
G&A - other cash ($/MCFE)	$0.45 - $0.48	$0.41 - $0.45
G&A - non-cash ($/MCFE)	$0.09 - $0.11	$0.09 - $0.11
G&A TOTAL ($/MCFE)	$0.62 - $0.69	$0.58 - $0.66

DD&A ($/MCFE)	$3.35 - $3.55	$3.10 - $3.30
Non-cash interest expense ($MM)	$3.7	$6.6

Effective income tax rate range		37.2% - 37.7%
% of income tax that is current		—%

The production forecast for 2012 is being reduced slightly to a range of 220 BCFE to 227 BCFE from 225 BCFE to 232 BCFE. The reduction is due to the aforementioned reduction of activity from our operated Haynesville shale program.

Due to the ADA with Mitsui, DD&A expense increases significantly in the first quarter of 2012 as a result of the Company's transfer of proved reserves to Mitsui; the Company however retains the associated costs of those transferred proved reserves on its balance sheet. As SM Energy adds proved reserves related to its non-operated Eagle Ford program at essentially no cost, the Company's DD&A rate will decline over the course of the development of the associated assets.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for February 23, 2012, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-445-0811 and the conference ID number is 48119439. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 48119439. International participants can dial 617‑401-8115 to take part in the conference call, using the conference ID number 48119439, and can access a replay of the call at 404-537-3406, using conference ID number 48119439. Replays can be accessed through March 9, 2012.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through March 9, 2012.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on or around February 23, 2012. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT PROVED RESERVES

This press release contains references to certain items pertaining to the process used to estimate the Company's proved reserves and their PV-10 value, which is equal to the standardized measure of discounted future net cash flows from proved reserves on the applicable date, before deducting future income taxes, discounted at 10 percent. SM Energy believes that the presentation of pre-tax PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's proved reserves prior to taking into account future corporate income taxes and the Company's current tax structure. The Company further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of the Company's proved reserves to other peer companies. SM Energy's pre-tax PV-10 value for estimated proved reserves as of December 31, 2011 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2011 by reducing the Company's pre-tax PV-10 value by the discounted future income taxes associated with such reserves, and a reconciliation is provided below.

Reconciliation of standardized measure (GAAP) to PV-10 value (Non-GAAP):

As of December 31,
2011
(in millions)
Standardized measure of discounted future net cash flows (GAAP)	$2,580.0
Add: 10 percent annual discount, net of income taxes	1,727.6
Add: future income taxes	1,740.4

Undiscounted future net cash flows	$6,048.0
Less: 10 percent annual discount without tax effect	(2,586.8)

PV-10 value (Non-GAAP)	$3,461.2

Additionally, the Company believes its use of an independent reserve auditor is a fact of interest to investors and analysts who follow the Company. More information on these items will be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission on or around February 23, 2012.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Guidance Comparison	For the Three Months
	Ended December 31, 2011
	Actual	Guidance

Average daily production (MMCFE per day)	557.9	479	-	509
Total production (BCFE)	51.3	44.0	-	47.0
Oil production (as % of total)	29%	~30%
Natural gas production (as % of total)	56%	~58%
NGL production (as % of total)	15%	~12%

Lease operating expense (per MCFE)	$0.85	$0.90	-	$0.96
Transportation expense (per MCFE)	$0.60	$0.64	-	$0.67
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	4.8%	5%

General and administrative - other cash (per MCFE)	$0.50	$0.48	-	$0.51
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.09	$0.11	-	$0.13
General and administrative - non-cash (per MCFE)	$0.10	$0.12	-	$0.14
General and administrative - TOTAL (per MCFE)	$0.69	$0.71	-	$0.78

Depreciation, depletion, and amortization (per MCFE)	$3.26	$2.90	-	$3.10

Non-cash interest expense ($MM)	$3.6	$3.4

	For the Twelve Months
	Ended December 31, 2011
	Actual	Guidance

Effective income tax rate	36.5%	36.6%	-	37.1%
% of income tax that is current	—%	15%	-	18%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Production Data	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2011	2010	Percent Change	2011	2010	Percent Change

Average realized sales price, before the effects
of derivative cash settlements: (1)
Oil (per Bbl)	$87.52	$77.46	13%	$88.23	$72.65	21%
Gas (per Mcf)	3.86	5.23	(26)%	4.32	5.21	(17)%
NGL (per Bbl)	54.36	—	NM	53.32	—	NM
Equivalent (MCFE)	$7.73	$7.90	(2)%	$7.85	$7.60	3%

Average realized sales price, including the
effects of derivative cash settlements: (1)
Oil (per Bbl)	$80.63	$70.30	15%	$78.89	$66.85	18%
Gas (per Mcf)	4.36	6.00	(27)%	4.80	6.05	(21)%
NGL (per Bbl)	50.37	—	NM	47.90	—	NM
Equivalent (MCFE)	$7.58	$7.98	(5)%	$7.58	$7.82	(3)%

Production: (1)
Oil (MMBbls)	2,461	1,832	34%	8,080	6,359	27%
Gas (Bcf)	28,794	20,690	39%	100,309	71,855	40%
NGL (MMBbls)	1,295	—	NM	3,491	—	NM
BCFE (6:1)	51,329	31,682	62%	169,734	110,007	54%

Average daily production: (1)
Oil (MBbls per day)	26.7	19.9	34%	22.1	17.4	27%
Gas (MMcf per day)	313.0	224.9	39%	274.8	196.9	40%
NGL (MBbls per day)	14.1	—	NM	9.6	—	NM
MMCFE per day (6:1)	557.9	344.4	62%	465.0	301.4	54%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$7.73	$7.90	(2)%	$7.85	$7.60	3%
Lease operating expense	(0.85)	(1.06)	(20)%	(0.88)	(1.10)	(20)%
Transportation costs	(0.60)	(0.22)	173%	(0.51)	(0.19)	168%
Production taxes	(0.37)	(0.52)	(29)%	(0.32)	(0.48)	(33)%
General and administrative	(0.69)	(1.00)	(31)%	(0.70)	(0.97)	(28)%
Operating profit, before the effects of derivative cash settlements	$5.22	$5.10	2%	$5.44	$4.86	12%
Derivative cash settlements	(0.15)	0.08	(288)%	(0.27)	0.22	(223)%
Operating profit, including the effects of derivative cash settlements	$5.07	$5.18	(2)%	$5.17	$5.08	2%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$(3.26)	$(2.99)	9%	$(3.01)	$(3.06)	(2)%

(1) NGL production volumes, revenues, and prices for 2010 have not been reclassified to conform to the current presentation given the immateriality of the volumes in that period. Please refer to additional discussion in the Company's Form 10-Q for the quarter ended March 31, 2011.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating revenues and other income:
Oil, gas, and NGL production revenue	$396,914	$250,160	$1,332,392	$836,288
Realized hedge (loss) gain	(6,159)	2,694	(20,707)	23,465
Gain (loss) on divestiture activity	(24,986)	23,094	220,676	155,277
Marketed gas system revenue	13,630	16,083	69,898	70,110
Other operating revenue	143	2,087	1,059	7,694
Total operating revenues and other income	379,542	294,118	1,603,318	1,092,834

Operating expenses:
Oil, gas, and NGL production expense	93,204	56,961	290,111	195,075
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	167,298	94,806	511,103	336,141
Exploration	19,950	21,027	53,537	63,860
Impairment of proved properties	170,512	6,127	219,037	6,127
Abandonment and impairment of unproved properties	3,051	(3,012)	7,367	1,986
General and administrative	35,568	31,560	118,526	106,663
Change in Net Profits Plan liability	(758)	(4,656)	(25,477)	(34,441)
Unrealized and realized derivative (gain) loss (note 10)	46,786	12,994	(37,086)	8,899
Marketed gas system expense	12,653	14,176	64,249	66,726
Other operating expense	11,417	956	17,567	3,027
Total operating expenses	559,681	230,939	1,218,934	754,063

Income (loss) from operations	(180,139)	63,179	384,384	338,771

Nonoperating income (expense):
Interest income	84	53	466	321
Interest expense	(12,213)	(4,727)	(45,849)	(24,196)

Income (loss) before income taxes	(192,268)	58,505	339,001	314,896
Income tax (expense) benefit	71,557	(21,366)	(123,585)	(118,059)

Net income (loss)	$(120,711)	$37,139	$215,416	$196,837

Basic weighted-average common shares outstanding	64,024	63,131	63,755	62,969

Diluted weighted-average common shares outstanding	64,024	64,919	67,564	64,689

Basic net income (loss) per common share	$(1.89)	$0.59	$3.38	$3.13

Diluted net income (loss) per common share	$(1.89)	$0.57	$3.19	$3.04

* As of January 1, 2011, the Company elected to de-designate all commodity derivative contracts that had previously been designated as cash flow hedges as of December 31, 2010, and to discontinue hedge accounting prospectively.  Accordingly, beginning January 1, 2011, gains and losses from commodity price management activities, both realized and unrealized, will be included in the income statement on the line titled “Unrealized and realized derivative (gain) loss”. Hedging balances accounted for in the balance sheet line titled “Accumulated other comprehensive loss” as of December 31, 2010, will now be recognized in the income statement line titled “Realized hedge (loss) gain” as they are realized.  For the three-month period ended December 31, 2011, SM Energy's adjusted oil price was negatively impacted by $16.9 million of realized oil derivative cash settlements, the Company's adjusted natural gas price was positively impacted by $14.4 million of realized natural gas derivative cash settlements, and SM Energy's adjusted NGL price was negatively impacted by $5.2 million of realized NGL derivative cash settlements. For the twelve-month period ended December 31, 2011, the Company's adjusted oil price was negatively impacted by $75.4 million of realized oil derivative cash settlements, SM Energy's adjusted natural gas price was positively impacted by $48.0 million of realized natural gas derivative cash settlements, and the Company's adjusted NGL price was negatively impacted by $18.9 million of realized NGL derivative cash settlements.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011
Consolidated Balance Sheets
(In thousands, except per share amounts)	December 31,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$119,194	$5,077
Accounts receivable	210,368	163,190
Refundable income taxes	5,581	8,482
Prepaid expenses and other	68,026	45,522
Derivative asset	55,813	43,491
Deferred income taxes	4,222	8,883
Total current assets	463,204	274,645

Property and equipment (successful efforts method), at cost:
Land	1,548	1,491
Proved oil and gas properties	4,378,987	3,389,158
Less - accumulated depletion, depreciation, and amortization	(1,766,445)	(1,326,932)
Unproved oil and gas properties	120,966	94,290
Wells in progress	273,428	145,327
Materials inventory, at lower of cost or market	16,537	22,542
Oil and gas properties held for sale	246	86,811
Other property and equipment, net of accumulated depreciation of $23,985 in 2011 and $15,480 in 2010	71,369	21,365
Total property and equipment, net	3,096,636	2,434,052

Other noncurrent assets:
Derivative asset	31,062	18,841
Restricted cash	124,703	—
Other noncurrent assets	83,375	16,783
Total other noncurrent assets	239,140	35,624

Total Assets	$3,798,980	$2,744,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$456,999	$417,654
Derivative liability	42,806	82,044
Other current liabilities	6,000	2,355
Total current liabilities	505,805	502,053

Noncurrent liabilities:
Long-term credit facility	—	48,000
3.50% Senior Convertible Notes, net of unamortized discount of $2,431 in 2011 and $11,827 in 2010	285,069	275,673
6.625% Senior Notes	350,000	—
6.50% Senior Notes	350,000	—
Asset retirement obligation	87,167	69,052
Asset retirement obligation associated with oil and gas properties held for sale	1,277	2,119
Net Profits Plan liability	107,731	135,850
Deferred income taxes	568,263	443,135
Derivative liability	12,875	32,557
Other noncurrent liabilities	67,853	17,356
Total noncurrent liabilities	1,830,235	1,023,742

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 64,145,482 shares in 2011 and 63,412,800 shares in 2010; outstanding, net of treasury shares: 64,064,415 shares in 2011 and 63,310,165 shares in 2010	641	634
Additional paid-in capital	216,966	191,674
Treasury stock, at cost: 81,067 shares in 2011 and 102,635 shares in 2010	(1,544)	(423)
Retained earnings	1,251,157	1,042,123
Accumulated other comprehensive loss	(4,280)	(15,482)
Total stockholders' equity	1,462,940	1,218,526

Total Liabilities and Stockholders' Equity	$3,798,980	$2,744,321

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$(120,711)	$37,139	$215,416	$196,837
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on divestiture activity	24,986	(23,094)	(220,676)	(155,277)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	167,298	94,806	511,103	336,141
Exploratory dry hole expense	228	—	277	289
Impairment of proved properties	170,512	6,127	219,037	6,127
Abandonment and impairment of unproved properties	3,051	(3,012)	7,367	1,986
Stock-based compensation expense *	7,274	6,890	26,824	26,743
Change in Net Profits Plan liability	(758)	(4,656)	(25,477)	(34,441)
Unrealized derivative (gain) loss	45,263	12,994	(62,757)	8,899
Amortization of debt discount and deferred financing costs	3,601	3,442	18,299	13,464
Deferred income taxes	(40,462)	28,822	123,789	114,517
Plugging and abandonment	(2,914)	(1,208)	(5,849)	(8,314)
Other	(75)	(908)	(6,027)	(3,993)
Changes in current assets and liabilities:
Accounts receivable	(21,211)	(42,216)	(41,998)	(47,153)
Refundable income taxes	(5,581)	(7,111)	2,901	24,291
Prepaid expenses and other	1,644	(35,875)	16,376	(35,363)
Accounts payable and accrued expenses	23,485	6,075	(18,073)	53,198
Excess income tax benefit from the exercise of stock awards	15,155	522	—	(854)
Net cash provided by operating activities	270,785	78,737	760,532	497,097

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	39,469	52,003	364,522	311,504
Capital expenditures	(551,476)	(179,604)	(1,633,093)	(668,288)
Acquisition of oil and gas properties	—	21	—	(664)
Other	4,001	2,367	3,661	(4,125)
Net cash used in investing activities	(508,006)	(125,213)	(1,264,910)	(361,573)

Cash flows from financing activities:
Proceeds from credit facility	206,500	256,500	322,000	571,559
Repayment of credit facility	(206,500)	(210,500)	(370,000)	(711,559)
Debt issuance costs related to credit facility	—	—	(8,719)	—
Net proceeds from 6.625% Senior Notes	—	—	341,122	—
Net proceeds from 6.50% Senior Notes	343,120	—	343,120	—
Proceeds from sale of common stock	1,734	3,324	7,327	6,440
Dividends paid	(3,201)	(3,153)	(6,382)	(6,297)
Excess income tax benefit from the exercise of stock awards	(15,155)	(522)	—	854
Other	(6)	(1,185)	(9,973)	(2,093)
Net cash provided by (used in) financing activities	326,492	44,464	618,495	(141,096)

Net change in cash and cash equivalents	89,271	(2,012)	114,117	(5,572)
Cash and cash equivalents at beginning of period	29,923	7,089	5,077	10,649
Cash and cash equivalents at end of period	$119,194	$5,077	$119,194	$5,077

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three-month periods ended December 31, 2011 and 2010, approximately $1.9 million and $2.0 million, respectively, of stock-based compensation expense was included in exploration expense. For the three-month periods ended December 31, 2011 and 2010, approximately $5.4 million and $4.9 million, respectively, of stock-based compensation expense was included in general and administrative expense. For the twelve-month periods ended December 31, 2011 and 2010, approximately $6.8 million and $7.7 million, respectively, of stock-based compensation expense was included in exploration expense. For the twelve-month periods ended December 31, 2011 and 2010, approximately $20.0 million and $19.0 million, respectively, of stock-based compensation expense was included in general and administrative expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months		For the Twelve Months
to Adjusted net income (Non-GAAP):	Ended December 31,		Ended December 31,
	2011	2010	2011		2010

Actual net income (loss) (GAAP)	$(120,711)	$37,139	$215,416		$196,837

Adjustments net of tax: (2)
Change in Net Profits Plan liability	(475)	(2,956)	(15,974)		(21,529)
Unrealized derivative (gain) loss	28,380	8,249	(39,349)		5,563
(Gain) loss on divestiture activity	15,666	(14,660)	(138,364)		(97,061)
Impairment of proved properties	106,911	3,889	137,336		3,830
Abandonment and impairment of unproved properties	1,913	(1,912)	4,619		1,241
DD&A adjustment for Marcellus shale	9,245	—	9,245	—	—

Adjusted net income (Non-GAAP) (3)	$40,929	$29,749	$172,929		$88,881

Diluted net income per common share
Actual (GAAP)	$(1.89)	$0.57	$3.19		$3.04
Adjusted (Non-GAAP) (4)	$0.60	$0.46	$2.56		$1.37

Diluted weighted-average common shares outstanding
Actual (GAAP)	64,024	64,919	67,564		64,689
Adjusted (Non-GAAP) (4)	67,653	64,919	67,564		64,689

(2) For the three and twelve-month periods ended December 31, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences. For the three and twelve-month periods ended December 31, 2010, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for the respective period.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, (gain) loss on divestiture activity, and DD&A adjustment for Marcellus shale. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(4) Adjusted net income per adjusted diluted share is calculated by assuming the Company had income in the period by using potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Awards, and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company's net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the fourth quarter of 2011 as the Company had a GAAP loss for the quarter.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Twelve Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Net cash provided by operating activities (GAAP)	$270,785	$78,737	$760,532	$497,097

Changes in current assets and liabilities	(13,492)	78,605	40,794	5,881

Exploration	19,950	21,027	53,537	63,860
Less: Exploratory dry hole expense	(228)	—	(277)	(289)
Less: Stock-based compensation expense included in exploration	(1,869)	(1,952)	6,761	(7,676)

Operating cash flow (Non-GAAP) (5)	$275,146	$176,417	$861,347	$558,873

(5) Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Information on Proved Reserves and Costs Incurred

Costs incurred in oil and gas producing activities:
For the Year Ended
December 31,
2011
Development costs	$1,208,255
Facility costs	112,372
Exploration costs	177,465
Acquisitions:
Proved properties	—
Unproved properties - other	55,237
Total, including asset retirement obligation (6) (7)	$1,553,329

(6) Includes capitalized interest of $10.8 million for the year ended December 31, 2011.
(7) Includes amounts relating to estimated asset retirement obligations of $19.3 million for the year ended December 31, 2011.

Proved oil and gas reserve quantities:
	For the Year Ended
	December 31, 2011
	Oil or Condensate	Gas	NGL	Equivalents	Proved Developed	Proved Undeveloped
	(MMBbl)	(Bcf)	(MMBbl)	(BCFE)	(BCFE)	(BCFE)
Total proved reserves
Beginning of year	57.4	640.0	—	984.5	687.3	297.2
Revisions of previous estimate	(0.9)	(76.7)	15.6	11.5	36.5	(25.0)
Discoveries and extensions	26.9	223.5	17.8	491.3	303.8	187.5
Infill reserves in an existing proved field	2.8	14.8	0.5	34.7	20.1	14.6
Purchases of minerals in place	—	—	—	—	—	—
Sales of reserves	(6.4)	(37.3)	(2.9)	(93.1)	(68.6)	(24.5)
Production	(8.1)	(100.3)	(3.5)	(169.7)	(169.7)	—
Conversions				—	34.6	(34.6)
End of year	71.7	664.0	27.5	1,259.2	844.0	415.2

PV-10 value (in millions)				$3,461.2	$2,836.3	$624.9

Proved developed reserves
Beginning of year	46.0	411.0	—	687.3
End of year	50.3	451.2	15.2	844.0

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2011

Finding Cost and Reserve Replacement Ratios: (8)

Finding Costs in $ per MCFE
Drilling, excluding revisions	$2.85
Drilling, including revisions	$2.79
All-in	$2.89

Reserve Replacement Ratios
Drilling, excluding revisions	310%
Drilling, including revisions	317%
All-in	317%

(8) Finding costs and reserve replacement ratios are common metrics used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The metrics are easily calculated from information provided in the sections "Costs incurred in oil and gas producing activities" and "Proved oil and gas reserve quantities" above. Finding cost provides some information as to the cost of adding proved reserves from various activities. Reserve replacement provides information related to how successful a company is at growing its proved reserve base. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in "Costs incurred in oil and gas producing activities." The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding Costs Definitions:
> Drilling, excluding revisions - numerator defined as the sum of development costs and exploration costs and facility costs divided by a denominator defined as the sum of discoveries and extensions and infill reserves in an existing proved field. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> Drilling, including revisions - numerator defined as the sum of development costs and exploration costs and facility costs divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as total costs incurred, including asset retirement obligation divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

Reserve Replacement Ratio Definitions:
> Drilling, excluding revisions - numerator defined as the sum of discoveries and extensions and infill reserves in an existing proved field divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> Drilling, including revisions - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.